Exhibit 10.7

Ply Gem Industries, Inc.
606 West Major Street
Kearney, MO 64060

February 12, 2004

Lee Meyer
c/o Ply Gem Industries, Inc.
606 West Major Street
Kearney, MO 64060

Re: Change in Control Severance Benefit Plan for Key Employees

Dear Mr. Meyer:

As you know, you have the right to participate in the Ply Gem Industries, Inc. Change in Control Severance Benefit Plan for Key Employees dated October 30, 2003 (the “Severance Plan”). By signing below, you hereby acknowledge and agree that the Severance Plan is amended solely as applied to you, effective as of the date hereof, by replacing the first sentence of Paragraph 4 with the following:

“If during a period of 36 months following a Change in
Control, either (i) the employment of Employee is terminated by Employer without Cause (as defined below) or (ii) there is a material adverse change in the terms of the employment of Employee which entitles Employee to treat any such change as such a termination as herein after provided, (either (i) or (ii) being referred to herein as a “Qualifying Termination”) Employee shall be entitled to receive severance pay at an annual rate in an amount equal to Employee’s 2003 base pay plus his estimated/actual 2003 performance incentive bonus (excluding all other bonuses, such as any “stay” or relocation bonuses), such severance pay to be paid for the 24-month period following such termination in the same manner as Employee’s basic salary was paid immediately prior to such termination and to be subject to appropriate tax withholding.”

[The remainder of this page is intentionally left blank. Signature Pages follow.]

All other provisions of the Severance Plan as it applies to you remain unchanged.

                             Sincerely,

PLY GEM INDUSTRIES, INC.

By:	/s/
Name: Shawn Poe
Title: Vice President, Chief Financial Officer, Secretary and Treasurer

Acknowledged and Agreed:

______________________
Lee Meyer